400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins’ second quarter sales increase 7%

•	Achieved earnings per share of $0.96

•	Full year 2011 guidance for earnings per share increased 5 cents to $3.90 to $4.10

CEDAR RAPIDS, Iowa (April 21, 2011) – Rockwell Collins, Inc. (NYSE: COL) today reported a sales increase of $81 million, or 7%, to $1.223 billion for its second quarter ended March 31, 2011 compared to sales of $1.142 billion for the same period a year ago. Total segment operating earnings increased 11% to $242 million, or 19.8% of sales, for the second quarter of 2011 compared to $219 million, or 19.2% of sales, for the second quarter of 2010.

The company reported second quarter 2011 net income of $150 million, an increase of $2 million, or 1%, from fiscal year 2010 second quarter net income of $148 million. Earnings per share for the quarter was $0.96, an increase of $0.03, or 3%, from earnings per share of $0.93 for the same period in 2010. Excluding a $15 million, or 9 cents per share, net benefit of certain prior year tax-related matters discussed in greater detail below, net income increased by 13% and earnings per share increased by 14%.

”As expected, we were able to deliver solid growth across both our businesses with Commercial Systems leading the way,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Indicative of our operating leverage, Commercial Systems delivered operating earnings growth at almost three times the rate of sales while Government Systems demonstrated it could maintain an exceptionally high rate of profitability despite slower, albeit positive, growth.”

Jones went on to state, “Once again our balanced business model proved its resilience and ability to achieve strong performance in transitional markets.  Halfway through our fiscal year, we see continued improving market conditions and sufficient reductions in areas of risk that we are again raising earnings guidance expectations.”

Following is a discussion of fiscal year 2011 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2011 second quarter sales of $507 million, an increase of $58 million, or 13%, compared to sales of $449 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $37 million, or 16%, to $270 million driven by higher product deliveries for the Boeing 737 and 787, Bombardier Global and Cessna CJ-4 platforms as well as increased deliveries of single-aisle in-flight entertainment products. Aftermarket sales increased $27 million, or 15%, to $208 million primarily driven by a 25% increase in retrofit and spares and a 9% increase in service and support sales. Sales related to wide-body in-flight entertainment products and services decreased $6 million to $29 million.

Commercial Systems second quarter operating earnings increased 33% to $92 million, resulting in an operating margin of 18.1%, compared to operating earnings of $69 million, or an operating margin of 15.4%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume partially offset by an increase in selling, general and administrative expense, employee incentive compensation and company funded research and development costs.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved 2011 second quarter sales of $716 million, an increase of $23 million, or 3%, compared to the $693 million reported for the same period last year.

Airborne solutions sales increased $42 million, or 9%, to $497 million from higher revenue for rotary wing platforms, the Common Range Integrated Instrumentation System program and an E-6 aircraft upgrade program partially offset by lower sales on the KC-135 GATM program. Surface solutions sales decreased $19 million, or 8%, to $219 million driven by the completion of a satellite communication upgrade program last year and fewer deliveries of iForceTM systems to the California Highway Patrol partially offset by revenue from a program to provide transportable cellular capabilities in Afghanistan.

Government Systems second quarter operating earnings were flat at $150 million, resulting in an operating margin of 20.9%, compared to an operating margin of 21.6%, for the same period last year. The decrease in operating margin was primarily the result of higher employee incentive compensation costs partially offset by higher sales volume.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments were $12 million, $1 million lower than last year. The company’s effective income tax rate of 31.5% for the second quarter of 2011 was higher than the rate of 24.5% for the prior year. The lower rate for the second quarter of 2010 was primarily due to favorable adjustments resulting from the completion of an IRS examination partially offset by the difference in availability of the Federal R&D Tax Credit. The net benefit of these tax-related matters to net income and earnings per share for the second quarter of 2010 was $15 million and 9 cents, respectively.

Cash provided by operating activities for the first six months of 2011 totaled $127 million compared to $280 million reported in the same period last year. The decrease in operating cash flow resulted primarily from higher payments for pre-production engineering effort, employee incentive compensation and inventory purchases for anticipated production volume.

During the second quarter of 2011 the company repurchased 1.0 million shares of its common stock at a total cost of $65 million, leaving $117 million available for authorized share repurchases. The company also paid dividends totaling $38 million, or 24 cents per share, on its common stock.

Fiscal Year 2011 Outlook

The company is making the following adjustment to its full fiscal year 2011 guidance:

•	Earnings per share are projected to be in the range of $3.90 to $4.10 (previously in the range of $3.85 to $4.05).

The following table is a complete summary of the company’s fiscal year 2011 financial guidance:

•	Total sales	$4.8 Bil. to $5.0 Bil.

•	Total segment operating margins	19.5% to 20.5%

•	Earnings per share	$3.90 to $4.10

•	Cash flow from operations	$650 Mil. to $750 Mil.

•	Research & development costs	$900 Mil. to $950 Mil.

•	Capital expenditures	about $150 Mil.

Business Highlights

Data Link Solutions received production award for MIDS JTRS
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, was awarded an $8.2 million contract by the Space and Naval Warfare Systems Command for limited production of Multifunctional Information Distribution System Joint Tactical Radio System (MIDS JTRS) terminals.

New secure, miniature GPS made available for all types of military equipment
Rockwell Collins released its MicroGRAM GPS receiver, which is 90 percent smaller than the earlier version of its Miniature Precision Lightweight GPS Receiver Engine SAASM. The extraordinary size reduction means that equipment such as handheld radios, ruggedized field computers, laser range finders, gun scopes and small unmanned aircraft can be equipped with secure GPS capability.

Rockwell Collins guidance and navigation systems exceed 1 million hours flying unmanned systems
Rockwell Collins’ Athena family of flight control and navigation systems exceeded 1 million flight hours on several Unmanned Aerial Vehicles performing surveillance operations primarily in the Middle East.

Rockwell Collins supported the first flight of the U.S. Navy X-47B Unmanned Combat Air System Demonstration Program
Rockwell Collins announced that its ARC-210 radios provided critical communications in support of the historic first flight of the U.S. Navy/Northrop Grumman X-47B Unmanned Combat Air System (UCAS) on Feb. 4 at Edwards Air Force Base, Calif.  Rockwell Collins is a contractor to Northrop Grumman under the U.S. Navy UCAS Demonstration program.

Rockwell Collins received COMAC’s Gold Medal for ARJ-21 support
Rockwell Collins received a Gold Medal honor from Commercial Aircraft Corporation of China, Ltd. (COMAC) for providing outstanding support of the ARJ-21 flight test and certification program, and was the only supplier to receive the Gold Medal out of nearly 50 other suppliers on the ARJ-21 program.

Rockwell Collins’ LPV upgrade available for Falcon 50 and Beechjet 400A/Hawker 400XP aircraft
Operators of Dassault Falcon 50 aircraft equipped with Rockwell Collins Pro Line 21™ avionics and Beechjet 400A/Hawker 400XP aircraft equipped with Pro Line 4™ avionics can broaden their access to more than 2,300 airports with Localizer Performance with Vertical guidance (LPV) approaches through LPV upgrade Supplemental Type Certificates (STCs) from Rockwell Collins.  With 22 LPV STCs, Rockwell Collins is the leading provider of Wide Area Augmentation System LPV solutions for Part 25 aircraft manufactured by Bombardier, Cessna, Dassault, Gulfstream, and Hawker Beechcraft.

Rockwell Collins achieved STC for Pro Line 4™ to Pro Line 21™ upgrade on Falcon 50EX
Falcon 50EX business jet operators with Rockwell Collins Pro Line 4 avionics can now upgrade to Pro Line 21 by utilizing a STC from Rockwell Collins. The Pro Line 4 to Pro Line 21 major retrofit solution for the Falcon 50EX flight deck features four large, configurable 10- by 8-inch liquid crystal displays that includes Rockwell Collins’ Integrated Flight Information System (IFIS).  With IFIS, pilots will have access to high resolution electronic charts, XM graphical weather, including but not limited to NEXRAD, lightning data, satellite images and winds aloft, and enhanced navigation maps.

Rockwell Collins extended Pro Line 21™ IDS with S-61 helicopter installation
Rockwell Collins announced the successful installation of its proven Pro Line 21 Integrated Display System into a Sikorsky S-61 long-range helicopter.  This retrofit, which was a collaborative effort with Toronto, Canada-based Vector Aerospace, is the first installation of a Pro Line 21 avionics system on a rotary wing aircraft. Helicopter pilots using Pro Line 21’s configurable, crystal clear flight display will experience increased situational awareness and a greater sense of security, especially when flying under strict instrument flight rule conditions.

Rockwell Collins continued global expansion with new office openings

•	Rockwell Collins established a new office in Paris
The new Paris office will serve to further support our well-established presence in the region. Its strategic location will enable the company to expand in international markets with high growth potential.

•      China System Support Center (CSSC) signified continued investment in China
The CSSC is housed within Rockwell Collins’ recently built Shanghai office − the third facility opened in Shanghai by Rockwell Collins and the company’s fifth in China.  The CSSC offers Original Equipment Manufacturer (OEM) on-site engineering support, fundamental and advanced engineering and program management training at customer-preferred locations, overall system integration support, and avionics system consulting to customers and partners in China.

•	Middle East office providing enhanced support for local customer needs
Rockwell Collins has expanded its presence in the United Arab Emirates to support growing opportunities in the Middle East. The new office, which opened in February, houses Rockwell Collins’ business development functions and will quickly expand to include program management, systems engineering and related support activities for customers in the region.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 21, 2011. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through June 21, 2011.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; the impacts of the earthquakes, tsunami and nuclear reactor disruptions in Japan, including potential supply shortages and other economic impacts; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; potential declining defense budgets resulting from budget deficits in the U.S. and abroad; impact from the delay in the resolution of program funding in the 2011 U.S. defense budget; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2011	2010	2011	2010

Sales
Government Systems	$716	$693	$1,366	$1,309
Commercial Systems	507	449	967	860
Total sales	$1,223	$1,142	$2,333	$2,169

Segment operating earnings
Government Systems	$150	$150	$281	$284
Commercial Systems	92	69	176	137
Total segment operating earnings	242	219	457	421

Interest expense	(4)	(4)	(9)	(10)
Stock-based compensation	(7)	(6)	(12)	(11)
General corporate, net	(12)	(13)	(24)	(24)
Restructuring adjustment	-	-	-	1

Income before income taxes	219	196	412	377

Income tax provision	(69)	(48)	(111)	(108)
Net income	$150	$148	$301	$269

Diluted earnings per share	$0.96	$0.93	$1.92	$1.69

Weighted average diluted shares outstanding	156.5	159.4	157.0	159.3

Use of Non-GAAP Financial Information

The non-GAAP net income and earnings per share information included in the second paragraph of this press release is believed to be useful to investors’ understanding and assessment of our on-going operations. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The non-GAAP net income and earnings per share results are intended to clarify the impact that certain 2010 tax-related items (discussed in the Corporate and Financial Highlights section of this press release) had on our year-over-year comparative results. The table below reconciles the non-GAAP financial measures used to our reported GAAP financial measures:

Three Months Ended
Mar. 31, 2010
Increase to net income from favorable resolution of an IRS examination	$19
Decrease to net income from differences in the availability of the Federal R&D Tax Credit	(4)
Total impact to net income from tax-related items	$15
Total impact to earnings per share from tax-related items	$0.09

Net income, as reported	$148
Less: Total impact to net income from tax-related items	(15)
Net income excluding certain tax-related items	$133

Earnings per share, as reported	$0.93
Less: Total impact to earnings per share from tax-related items	(0.09)
Earnings per share excluding certain tax-related items	$0.84

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three and six months ended March 31, 2011 and 2010 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2011	2010	2011	2010

Government Systems sales by product category:
Airborne solutions	$497	$455	$935	$865
Surface solutions	219	238	431	444
Total Government Systems sales	$716	$693	$1,366	$1,309

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$132	$113	$247	$211
Aftermarket	115	103	223	203
Wide-body in-flight entertainment products and services1	29	35	56	78
Total air transport aviation electronics	276	251	526	492

Business and regional aviation electronics:
Original equipment	138	120	256	223
Aftermarket	93	78	185	145
Total business and regional aviation electronics	231	198	441	368
Total Commercial Systems sales	$507	$449	$967	$860

Commercial Systems sales by type of product or service:
Total original equipment	$270	$233	$503	$434
Total aftermarket	208	181	408	348
Wide-body in-flight entertainment products and services1	29	35	56	78
Total Commercial Systems sales	$507	$449	$967	$860

1 For the three and six months ended March 31, 2010 $24 million and $49 million has been reclassified from air transport aftermarket sales to wide-body in-flight entertainment products and services to conform to current year presentation. Reclassified amounts relate to revenue from twin-aisle IFE services and support activities.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Mar. 31,	Sep. 30,
	2011	2010
Assets
Cash and cash equivalents	$236	$435
Receivables, net	1,021	1,024
Inventories, net	1,172	1,004
Current deferred income taxes	126	129
Other current assets	97	97
Total current assets	2,652	2,689

Property	718	707
Goodwill and intangible assets	1,102	1,072
Long-term deferred income taxes	350	389
Other assets	198	207
Total assets	$5,020	$5,064

Liabilities and equity
Short-term debt	$28	$24
Accounts payable	453	420
Compensation and benefits	263	259
Advance payments from customers	281	324
Product warranty costs	167	183
Other current liabilities	248	242
Total current liabilities	1,440	1,452

Long-term debt, net	509	525
Retirement benefits	1,293	1,420
Other liabilities	201	181
Equity	1,577	1,486
Total liabilities and equity	$5,020	$5,064

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	Mar. 31
	2011	2010
Operating Activities:
Net income	$301	$269
Adjustments to arrive at cash provided by operating activities:
Depreciation	52	55
Amortization of intangible assets	19	18
Stock-based compensation expense	12	11
Compensation and benefits paid in common stock	33	31
Excess tax benefit from stock-based compensation	(3)	(7)
Deferred income taxes	40	(5)
Pension plan contributions	(107)	(105)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(1)	95
Inventories	(188)	(85)
Accounts payable	39	(10)
Compensation and benefits	6	16
Advanced payments from customers	(42)	(10)
Product warranty costs	(16)	(18)
Income taxes	31	74
Other assets and liabilities	(49)	(49)
Cash Provided by Operating Activities	127	280

Investing Activities:
Property additions	(66)	(59)
Acquisition of businesses, net of cash acquired	(17)	(94)
Proceeds from sale of short-term investments	18	-
Acquisition of intangible assets	(2)	(3)
Other investing activities	3	-
Cash Used for Investing Activities	(64)	(156)

Financing Activities:
Purchases of treasury stock	(211)	(66)
Cash dividends	(75)	(75)
Increase in short-term borrowings	15	-
Decrease in short-term borrowings	(10)	-
Proceeds from the exercise of stock options	12	21
Excess tax benefit from stock-based compensation	3	7
Cash Used for Financing Activities	(266)	(113)

Effect of Exchange Rate on Cash and Cash Equivalents	4	-
Net Change in Cash and Cash Equivalents	(199)	11
Cash and Cash Equivalents at Beginning of Period	435	235
Cash and Cash Equivalents at End of Period	$236	$246

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